PROSPECTUS SUPPLEMENT NO. 22                    FILED PURSUANT TO RULE 424(B)(3)
(To Prospectus dated September 25, 2001)    Registration Statement No. 333-67572

                                 AMDOCS LIMITED

                                  $500,000,000
                     2% Convertible Notes due June 1, 2008
                                      and
                       5,429,350 Ordinary Shares Issuable
                          Upon Conversion of the Notes
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     This prospectus supplement relates to the resale by holders of our 2% Convertible Notes due June 1, 2008 and ordinary shares issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated September 25, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. Our ordinary shares are traded on the New York Stock Exchange under the symbol "DOX."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                   PROSPECTUS SUPPLEMENT DATED MARCH 18, 2003

     The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 50 in our prospectus and was provided by or on behalf of the selling holders.

                                             PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                             AMOUNT OF        SHARES                     BENEFICIALLY
                                               NOTES       BENEFICIALLY                  OWNED AFTER
                                            BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                             OWNED AND        BEFORE        SHARES     ----------------
             NAME AND ADDRESS                 OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
             ----------------               ------------   ------------   ----------   ------   -------
Jeffries & Company, Inc.                      $85,000          923           923         0         *
  Harborside Financial Center
  Suite 705, Plaza III
  Jersey City, NJ 07303

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  * Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion rate of 10.8587 ordinary shares per each $1,000 principal amount of the notes and resale of all ordinary shares offered hereby. In addition, the per share conversion price, and therefore the number of ordinary shares issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of ordinary shares issuable upon conversion of the notes may increase or decrease.